Exhibit 99.1

Senetek PLC Announces Agreement to Amend Senior Notes

Installment Payments Deferred and Rate Hike Eliminated;

Notes to be Exchangeable for Stock with Warrant Repricing

NAPA, Calif., April 6, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced a multi-faceted binding preliminary agreement with the holders of its outstanding $4.9 million of senior secured notes and 6.3 million series A and B warrants. Under this agreement, which is subject to the execution of final documentation on usual and customary terms, principal payments on the notes due in April 2004, 2005 and 2006 are being deferred until the notes’ final maturity in April 2007 and the interest rate will remain at 8.5% through maturity rather than increasing to 9.75% this month. In addition, the principal amount of the notes will become exchangeable, at the election of the holders of the notes, for Senetek ordinary shares at an exchange value of $0.80 per share, with the warrants being extended to March 2011 and becoming exercisable at a reduced price of $0.50 per share as the related notes are exchanged for stock. Senetek has agreed to register with the Securities and Exchange Commission the 6.1 million shares issuable in exchange for the notes. Beginning in the second quarter of 2004, the Company expects to incur non-cash expense associated with the estimated fair value of the right granted to the note holders to exchange their notes for shares and the modifications to the series A and B warrants. The series D warrants to purchase 5 million shares will not be affected by the agreement.

The Senetek ordinary shares which may be received in exchange for senior secured notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced uniformly positive results from its long-term laboratory study of Zeatin, a patented, naturally occurring analogue of Kinetin, and announced plans to promptly begin pre-clinical testing of this new compound. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating Senetek’s expectation of payments in connection with the OMP, Inc litigation settlement described above, the financial outlook for fiscal 2004, those that might imply successful pre-clinical and clinical trials of Zeatin and its future commercial potential, and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.